Exhibit 23.5
CONSENT
We hereby consent to the incorporation of our reserve reports by reference in this Registration/Proxy Statement on Form S-4 of Double Eagle Petroleum Co. filed in June 2009 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2008.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
Houston, TX June 25, 2009